                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 8K/A

                       AMENDMENT TO APPLICATION OR REPORT
                  Filed pursuant to Section 12, 13, 04 15(d) of
                       THE SECURITIES EXCHANGE ACT OF 1934

                               CULBRO CORPORATION
               (Exact name of registrant as specified in charter)

                                AMENDMENT NO.  1

     The undersigned registrant hereby amends Culbro Corporation's Form 8-K dated May 10, 1994 to include the following financial information required by Items 7(a) and 7(b) of the Form 8-K, in connection with the acquisition of the Southern Divisions of NCC L.P. by The Eli Witt Company, a subsidiary of Culbro Corporation.

(1)  FINANCIAL STATEMENTS REQUIRED BY ITEM 7(A)

     - Audited financial statements of NCC L.P. as of and for the fiscal year ended November 27, 1993 (including supplemental information on the Southern Divisions of NCC L.P.)

     - Unaudited financial statements of the Southern Divisions of NCC L.P. as of and for the quarter ended February 26, 1994.

(2)  FINANCIAL STATEMENTS REQUIRED BY ITEM 7(B)

     - Unaudited pro forma income statements of Culbro Corporation for the fiscal year ended November 27, 1993 and the quarter ended February 26, 1994 assuming that the Southern Divisions of NCC L.P. had been acquired by Culbro Corporation's subsidiary, The Eli Witt Company, as of the beginning of the respective periods;

     - Unaudited pro forma balance sheet of Culbro Corporation as of February 26, 1994 assuming that the Southern Divisions of NCC L.P. had been acquired by Culbro Corporation's subsidiary, The Eli Witt Company, as of the balance sheet date.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.


                                            Culbro Corporation
                                   ----------------------------------------
                                            (Registrant)

                              By:     /s/ Jay M. Green
                                   ----------------------------------------
                                             (Signature)
                                    Executive Vice President
Date:  July 11, 1994

                               CULBRO CORPORATION
                                     FORM 8K/A
                                 AMENDMENT NO. 1

                                      INDEX


Audited annual financial statements of NCC L.P. for the fiscal year ended November 27, 1993

     -    Report of independent auditors . . . . . . . . . . . . . . . . . . . 3
     -    Balance sheet. . . . . . . . . . . . . . . . . . . . . . . . . . . 4-5
     -    Statement of operations. . . . . . . . . . . . . . . . . . . . . . . 6
     -    Statement of cash flows. . . . . . . . . . . . . . . . . . . . . . . 7
     -    Notes to financial statements. . . . . . . . . . . . . . . . . .  8-13

Unaudited supplemental financial information of the Southern
Divisions of NCC L.P. for the fiscal year ended November 27, 1993

     -    Balance Sheet. . . . . . . . . . . . . . . . . . . . . . . . . . .  14
     -    Statement of operations. . . . . . . . . . . . . . . . . . . . . .  15
     -    Notes to supplemental information. . . . . . . . . . . . . . . . .  16

Unaudited interim financial statements of the Southern Divisions of NCC L.P. for the quarter ended February 26, 1994

     -    Balance sheet. . . . . . . . . . . . . . . . . . . . . . . . . . .  17
     -    Statement of operations. . . . . . . . . . . . . . . . . . . . . .  18
     -    Statement of cash flows. . . . . . . . . . . . . . . . . . . . . .  19
     -    Notes to financial statement . . . . . . . . . . . . . . . . . . .  20

Unaudited pro forma combined financial information of Culbro Corporation

     -    Introduction . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
     -    Statement of operations for the year ended November 27, 1993 . . .  22
     -    Statement of operations for the quarter ended February 26, 1994. .  23
     -    Balance sheet as of February 26, 1994. . . . . . . . . . . . . . .  24
     -    Notes to unaudited pro forma combined financial information. . . .  25

                         REPORT OF INDEPENDENT AUDITORS


The Partners
NCC L.P.

We have audited the accompanying balance sheet of NCC L.P. (the "Partnership") as of November 27, 1993 and the related statements of operations, and cash flows for the year then ended. The financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NCC L.P. at November 27, 1993, and the results of its operations and its cash flow for the year then ended in conformity with generally accepted accounting principles.

February 2, 1994 except for Notes 7 and 8(b), as to which the date is April 22, 1994






                                        /s/ Ernst & Young

                                    NCC L.P.

                                  BALANCE SHEET

                                NOVEMBER 27, 1993

                                                                    Pro Forma
                                                November 27,       February 28,
                                                   1993                1994
                                               -------------       ------------
                                                                    (UNAUDITED)
ASSETS
Current assets:
  Cash and equivalents                          $  7,006,474        $   923,000
  Receivables:
    Trade, net of allowance of $4,068,844         39,930,463         20,471,000
    Other                                          7,443,390          2,047,000
    Current portion of trade notes, net of
      allowance of $164,166                           46,698             31,000
                                                  ----------         ----------
                                                  47,420,551         22,549,000
  Merchandise inventories                         38,927,321         11,019,000
  Prepaid expenses                                 2,213,207          3,292,000
                                                  ----------         ----------
Total current assets                              95,567,553         37,783,000

Property and equipment, net
  Land                                             1,988,000          1,060,000
  Building                                         2,165,160          1,356,000
  Warehouse equipment                              7,064,560            862,000
  Computer software and equipment                  3,850,002             58,000
  Automobiles and trucks                           1,533,731             74,000
  Furniture, fixtures and office equipment         1,251,599             74,000
  Leasehold improvements                             785,786            343,000
  Construction in progress                           242,600             33,000
                                                    --------            -------
                                                  18,881,438          3,860,000
  Less accumulated depreciation and
    amortization                                   8,006,175            245,000
                                                  ----------          ---------
                                                  10,875,263          3,615,000

Other assets:
  Deferred financing costs, net                    4,108,606          1,595,000
  Trade notes receivable, net of allowance
   of $100,000                                       826,088                 --
  Deferred charges, net                              948,126                 --
  Investments                                        250,000                 --
  Other                                              625,967            723,000
                                                 -----------         ----------
                                                   6,758,787          2,318,000
                                                 -----------         ----------
                                                $113,201,603        $43,716,000
                                                 -----------         ----------
                                                 -----------         ----------

                                    NCC L.P.

                                  Balance Sheet

                                November 27, 1993


                                                                    Pro Forma
                                                November 27,       February 28,
                                                    1993               1994
                                                ------------       ------------
                                                                    (UNAUDITED)
LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Accounts payable                                21,476,243       $ 13,127,000
  Outstanding checks in excess of bank balances    5,535,365                 --
  Accrued expenses                                 3,912,289          3,294,000
  Current portion of long-term debt                  525,813            142,000
                                                 -----------        -----------
Total current liabilities                         31,449,710         16,563,000

Long-term liabilities:
  Borrowings under line of credit                 58,628,790         19,371,000

  Subordinated secured related party note                 --          2,000,000

  Other long-term debt                             3,234,849          1,106,000














Partners' equity                                  19,888,254          4,676,000
                                                ------------       ------------
                                                $113,201,603       $ 43,716,000
                                                ------------       ------------
                                                ------------       ------------

SEE ACCOMPANYING NOTES.

                                    NCC L.P.

                             Statement of Operations

                          Year ended November 27, 1993







Net sales                                     $1,038,524,927
Cost of sales                                    969,356,406
                                               -------------
Gross profit                                      69,168,521

Selling, general and administrative expenses      75,885,892
                                               -------------
Loss from operations                              (6,717,371)

Interest income                                       49,327
Interest expense                                   5,030,872
                                               -------------
                                                   4,981,545
                                               -------------
Net loss                                       $ (11,698,916)
                                               -------------
                                               -------------



SEE ACCOMPANYING NOTES.

                                     NCC L.P.

                             Statement of Cash Flows

                          Year ended November 27, 1993


OPERATING ACTIVITIES
Net loss                                                           $(11,698,916)
Adjustments:
  Depreciation and amortization                                       3,444,509
  Changes in assets and liabilities:
    Receivables                                                       7,022,662
    Merchandise inventories                                          15,632,208
    Prepaid expenses                                                    855,136
    Accounts payable                                                 (6,814,857)
    Bank overdraft                                                     (521,165)
    Accrued expenses                                                    (98,435)
                                                                    -----------
  Total adjustments                                                  19,520,058
                                                                    -----------
  Net cash provided by operating activities                           7,821,142

INVESTING ACTIVITIES
Purchases of property and equipment                                  (2,021,018)
Change in deferred charges and other assets                             145,203
                                                                    -----------
Net cash used in investing activities                                (1,875,815)

FINANCING ACTIVITIES
Net borrowing (repayments) under lines of credit                     (8,922,973)
Principal payments on long-term debt                                 (1,251,678)
Financing costs                                                      (2,038,624)
                                                                   ------------
Net cash used in financing activities                               (12,213,275)
                                                                   ------------

Net decrease in cash and equivalents                                 (6,267,948)
Cash and equivalents at beginning of year                            13,274,422
                                                                    -----------
Cash and equivalents at end of year                               $   7,006,474
                                                                   ------------
                                                                   ------------

Supplemental Cash Flow Information:
  Interest paid                                                   $   5,094,889



SEE ACCOMPANYING NOTES.

                                    NCC L.P.
                          NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF THE BUSINESS AND PARTNERSHIP AGREEMENT

NCC L.P. (the Partnership) is a Georgia limited partnership which was formed on July 28, 1989 by Nicotiana Enterprises, Inc. (Nicotiana, the General Partner) and LOR, Inc. (LOR, Limited Partner A) (together, the Original Partners) to engage in the business of wholesale distribution of tobacco products, candy, sundries, health and beauty care products, groceries and automotive supplies.
On November 16, 1992 the Original Partners amended and restated their existing partnership agreement in order to admit MS Distribution, Inc. as a limited partner (Limited Partner B). In connection with joining the Partnership, Limited Partner B made a capital contribution of $30,000,000. The amended and restated Partnership Agreement (the Amended Agreement) provides for the ownership by the General Partner of a 13.9% Partnership interest and ownership by Limited Partners A and B of Partnership interests of 14.5% and 71.6%, respectively.

The Amended Agreement provides certain restrictive covenants which must be met by each partner and restricts the transfer by a partner of its ownership interest. In general, Partnership profits and losses are allocated to the respective partners based upon their percentage ownership of the Partnership.

FISCAL YEAR

The Partnership's fiscal year ends on the Saturday nearest November 30.

ACCOUNTS RECEIVABLE

The Partnership sells to a variety of convenience stores and certain large discount chains in the United States. The Partnership generally does not require collateral for sales on credit to such customers. Credit losses have been within management's expectations.

One customer accounted for approximately 10% of the Partnership's net sales in 1993.

Other accounts receivable consists primarily of claims receivable from manufacturers for returned damaged goods and various incentive programs.

MERCHANDISE INVENTORIES

Merchandise inventories are valued at the lower of cost or market using the last-in, first-out (LIFO) method of valuing inventories. Had the first-in, first-out (FIFO) method of valuing inventories been used, inventories would have been $4,299,248 higher at November 27, 1993.

DEPRECIATION AND AMORTIZATION

Property and equipment are stated at cost. Depreciation is provided by using the straight-line method over the estimated useful lives of the assets, generally three to thirty years. Leasehold improvements are amortized using the straight-line method over the lesser of the terms of the respective leases or the useful lives of the leased property.

For income tax purposes, the Partnership uses accelerated depreciation methods.

                                    NCC L.P.
                          NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEFERRED FINANCING COSTS

Deferred financing costs consist of amounts incurred in connection with the Credit Agreement as discussed in Note 2 and are being amortized over the life of the agreement (3 years). Amortization expense was approximately $1,700,000 in 1993 (which included amortization and the related write off of costs deferred in connection with a previous credit agreement).

DEFERRED CHARGES

Deferred charges consists of deferred organization and facility start-up costs and customer incentive programs and are being amortized over periods ranging from sixty to seventy months.

INCOME TAXES

No provision has been made for income taxes since the income or loss of the Partnership is to be included in the income tax returns of the individual partners. The partners are provided with their specific amounts of taxable income or loss to be included in the computation of their taxable income.

CASH EQUIVALENTS

Cash equivalents consist of short-term, highly liquid investments with maturities of three months or less when purchased.

2.  LINE OF CREDIT

The Partnership maintains a $75 million revolving credit facility (credit facility) with a consortium of financial institutions. The credit facility expires on December 31, 1995 and is secured by substantially all assets of the Partnership. Borrowings under the facility can be made up to specified percentages of eligible accounts receivable and inventory, as defined, subject to increase at certain times. Outstanding borrowings bear interest at the Eurodollar rate plus 3.5% (increased to 3.75% during certain times) or the prime rate plus 1.5% (increased to 1.75% during certain times). The Partnership is required to pay a fee of .5% per year on the unused credit commitment and outstanding letters of credit are subject to fees of 2% or 3%, depending upon the type of letter of credit.

The facility contains various financial covenants requiring the maintenance of a specified current ratio, interest coverage ratios and minimum partner's equity. Additionally the facility contains various restrictions including limitations on capital expenditures, additional indebtedness, distributions to the partners, and restricts certain other actions of the Partnership.

                                     NCC L.P.
                          NOTES TO FINANCIAL STATEMENTS

2.  LINE OF CREDIT (CONTINUED)

At November 27, 1993 the Partnership was in violation of certain financial covenants. As described in Note 7, subsequent to year-end the Partnership significantly restructured its operations, reduced the borrowings outstanding under the credit facility and amended the credit facility such that the Partnership became in compliance with the financial covenants. Management believes the Partnership will be able to comply with all financial and restrictive covenants contained in the credit facility through 1994.

3. LONG-TERM DEBT

Long-term debt consisted of the following:

                                                                   November 27,
                                                                       1993
                                                                   ------------
Mortgages payable to banks, bearing interest at rates
  varying from 4.2% to 12%; secured by certain land and
  buildings; due in varying installments through 1999                $2,084,428

9% note payable to former owners of Samelson; secured by
  certain land; annual principal and interest payments of
  $200,000; due in 1999                                               1,036,326

9% note payable to an individual, interest payable annually;
  principal due September 1996; secured by certain shares of
  common stock of the General Partner                                   407,500

Other                                                                   232,408
                                                                     ----------
                                                                      3,760,662
Less current portion                                                    525,813
                                                                     ----------
                                                                     $3,234,849
                                                                     ----------
                                                                     ----------

Aggregate maturities of long-term debt by fiscal year are as follows:

    1994                                         $   525,813
    1995                                             480,897
    1996                                             794,012
    1997                                             400,084
    1998                                             414,684
  Thereafter                                       1,145,172
                                                 -----------
                                                 $ 3,760,662
                                                 -----------
                                                 -----------

                                     NCC L.P.
                          NOTES TO FINANCIAL STATEMENTS

4. COMMITMENTS

The Partnership leases warehouse and office space and automobiles, computer equipment and warehouse equipment under noncancellable operating leases which expire at various dates through 2007. Rental expense aggregated approximately $6,676,000 in fiscal 1993.

Future minimum lease payments by fiscal year are as follows:

      1994                                       $ 6,927,000
      1995                                         6,092,000
      1996                                         4,809,000
      1997                                         3,412,000
      1998                                         2,858,000
      Thereafter                                   7,512,000
                                                 -----------
                                                 $31,610,000
                                                 -----------
                                                 -----------

5.  RELATED PARTY TRANSACTION

The Partnership leases some of its warehouse and office space from a subsidiary of the General Partner. These leases provide for monthly rentals of $52,500 through 1999 and are included in the future minimum lease payments in Note 4 above.

6.  EMPLOYEE BENEFIT PLAN

The Partnership sponsors a 401(k) plan covering substantially all full-time employees with more than one year of service. Participants may contribute up to 15% of their salaries subject to a specified maximum. The Partnership matches 50% of the participants' contributions up to a maximum of 4% of their salaries. The Partnership contributed approximately $254,000 related to this plan in fiscal 1993. Effective January 1, 1994 the Partnership discontinued matching contributions.

7.  SUBSEQUENT EVENTS

Subsequent to November 27, 1993, the Partnership has made significant changes to its operating structure through an acquisition and a series of dispositions which resulted in the sale of six of its nine operating divisions. The specifics of the various transactions are as follows:

a) In December 1993 the Partnership purchased certain assets owned by The S&S Tobacco and Candy Partnership (S&S), a Connecticut based wholesale distributor, for a cash payment of approximately $1.5 million. In addition to the cash payment, the Partnership will pay S&S a commission of .5% of sales related to the acquired business for a period of five years.

                                    NCC L.P.
                          NOTES TO FINANCIAL STATEMENTS

7.  SUBSEQUENT EVENTS (CONTINUED)

b) In February 1994 the Partnership sold certain assets of its division located in Birmingham, Alabama to an unaffiliated company for cash payment of approximately $4 million. In connection with the sale of these assets, the Partnership recognized a gain of approximately $400,000.

c) In March 1994 the Partnership sold certain assets of its vending business located in Memphis, Tennessee to a group consisting of an unaffiliated
    company and several employees of the Memphis division.   As consideration
    for the sale, the Partnership cancelled a $333,000 note receivable due from a member of the buying group, cancelled notes totaling approximately $1.2 million due from the Partnership and the Partnership issued a non-interest bearing note (present value of approximately $500,000) to a member of the buying group, due in 1998 and 1999. In connection with the sales of these assets, the Partnership recognized a loss of approximately $200,000.

d) In April 1994 the Partnership sold the assets of five of its divisions, located in the southern United States, to The Eli Witt Company (Witt) for a cash payment of approximately $25 million (which was used to immediately pay down the portion of the line of credit allocated to the purchased divisions), issuance of 595,700 shares of Witt common stock and the assumption of certain operating liabilities of those divisions totaling approximately $15.5 million. The consideration described was determined based on the February 28, 1994 balance sheet and is to be adjusted based on a final balance sheet as of the closing date. The shares of Witt common stock were used to redeem Limited Partner B's partnership interest. In connection with the sale to Witt, the Partnership recognized a loss of approximately $13 million.

    Simultaneous with the sale to Witt and the redemption of Limited Partner B's partnership interest, the following occurred:

      1) In connection with an amendment and restatement of the partnership agreement, Limited Partner A contributed an additional $2 million as equity (which was used to reduce borrowings under the line of credit) to the Partnership. Under the terms of the amended and restated partnership agreement, the General Partner has a 25% general partnership interest and Limited Partner A has a 75% limited partnership interest.

      Additionally, the Partnership issued a $2 million subordinated secured note to the General Partner and Limited Partner A, the proceeds of which were used to reduce borrowings under the line of credit. The note bears interest at the Eurodollar rate plus 3.5% and is due December 31, 1995.

      and

      2) The Partnership amended its credit facility by reducing the maximum available borrowings to $25 million and establishing new financial covenants and restrictions. Calculation of the borrowing base and interest rate remain unchanged. The amended credit facility expires December 31, 1995. Management of the Partnership believes the Partnership will be able to comply with all financial and restrictive covenants contained in the credit facility through 1994.

                                    NCC L.P.
                          NOTES TO FINANCIAL STATEMENTS

8.  CONTINGENCIES

a) A competitor of the Partnership has filed suit against the Partnership seeking to enjoin the Partnership from engaging in certain sales and marketing efforts and claiming unspecified monetary damages. The Partnership has filed a counterclaim seeking unspecified monetary damages. The Partnership believes it has meritorious defenses, and therefore, no provision has been made in the accompanying financial statements related to this matter.

b)  In connection with the purchase of S&S Tobacco and Candy Partnership (See
    Note 7a), a cigarette manufacturer has filed suit against the Partnership and S&S claiming actual damages of approximately $500,000 and punitive damages of approximately $500,000. The Partnership believes the claims have no merit and intends to defend itself vigorously. No provision has been made in the accompanying financial statements related to this matter.

The Partnership is involved in various other litigation arising in the normal course of business. In the opinion of management, the ultimate recovery or liability, if any, resulting from such litigation will not materially affect the financial position or results of operations of the Partnership.

9.  PRO FORMA INFORMATION (UNAUDITED)

Pro forma balance sheet information reflects the pro forma effect of the subsequent events described in Note 7c) and d) above as if they had occurred as of February 28, 1994. This pro forma presentation is not materially different than had it been prepared as of November 27, 1993. The pro forma balance sheet reflects the assets and liabilities specifically related to the Partnership's three remaining divisions which operate along the northeastern seaboard of the United States (Northern divisions) and certain corporate assets and liabilities which have remained with the Northern divisions.

Additionally a $2 million contribution and a $2 million subordinated secured note from the partners as outlined in Note 7d), a decrease to the LIFO reserve of approximately $2.5 million (which relates to inventory sold in the transactions described in Note 7) and the write-off of approximately $2.1 million of deferred financing costs related to the portion of the line of credit retired in conjunction with the Witt transaction were reflected in the pro forma balance sheet.

                                    NCC L.P.
                                NOVEMBER 27, 1993

                     SUPPLEMENTAL BALANCE SHEET INFORMATION
                            OF THE SOUTHERN DIVISIONS
                                   (unaudited)

ASSETS
Current assets:
Receivables:
  Trade, net of allowance of $1,556,000                          $24,105,000
  Total other receivables                                          4,840,000
  Current portion of trade notes                                     182,000
                                                                  ----------
                                                                  29,127,000
Merchandise inventories (at FIFO)                                 30,192,000
Prepaid expenses                                                     987,000
                                                                  ----------
Total current assets                                              60,306,000

Property and equipment                                            15,237,000
Less accumulated depreciation and amortization                    (7,821,000)
                                                                  ----------
                                                                   7,416,000

Other assets                                                       1,696,000
                                                                  ----------
Total assets                                                     $69,418,000
                                                                  ----------
                                                                  ----------

LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Accounts payable                                               $12,013,000
  Accrued expenses                                                 1,536,000
  Current portion of long-term debt                                  388,000
                                                                  ----------
Total current liabilities                                         13,937,000

Long-term debt:
  Borrowings under line of credit                                 33,418,000
  Other long-term debt                                             2,588,000
                                                                  ----------
Total liabilities                                                 49,943,000

Partners' equity                                                  19,475,000
                                                                  ----------

Total liabilities & partners' equity                             $69,418,000
                                                                  ----------
                                                                  ----------



SEE NOTES TO SUPPLEMENTAL FINANCIAL INFORMATION.

                                    NCC L.P.
                          YEAR ENDED NOVEMBER 27, 1993

                     SUPPLEMENTAL INFORMATION ON OPERATIONS
                            OF THE SOUTHERN DIVISIONS
                                   (unaudited)



Net sales                                                      $ 635,514,000

Cost of sales                                                    594,001,000
                                                                 -----------

Gross profit                                                      41,513,000


Selling, general and administrative expenses                      46,851,000
                                                                  ----------

Loss from operations                                              (5,338,000)


Interest expense, net                                              3,256,000
                                                                  ----------


Net loss                                                        $ (8,594,000)
                                                                  ----------
                                                                  ----------

SEE NOTES TO SUPPLEMENTAL FINANCIAL INFORMATION.

                                    NCC L.P.
                                NOVEMBER 27, 1993

                   NOTES TO SUPPLEMENTAL FINANCIAL INFORMATION
                            OF THE SOUTHERN DIVISIONS
                                   (unaudited)



1.   BASIS OF PRESENTATION

     The Eli Witt Company purchased substantially all of the net assets (approximately 80%) of NCC L.P. as reflected in the audited financial statements of the year ended November 27, 1993 filed herein. The accompanying unaudited supplemental information is presented as additional information. The NCC L.P. financial statements of earlier years are not included because the Southern Divisions of NCC L.P. did not exist in its current form prior to the fiscal year ended November 27, 1993.

     The accompanying unaudited supplemental information includes the balance sheet and statement of operations of the Southern Divisions of NCC L.P. ("NCC South") which were sold to The Eli Witt Company on April 25, 1994 (See Note 7 to the audited financial statements of NCC L.P.). This information is presented to reflect the financial position and results of operations of these divisions as of and for the year ended November 27, 1993 as if the divisions had operated as a separate business and used the first-in, first-out (FIFO) method of valuing inventories.

     The accompanying supplemental financial information should be read in conjunction with the financial statements of NCC L.P.

2.   ALLOCATION OF CERTAIN EXPENSES AND DEBT

     The Corporate office of NCC L.P. provided certain services to NCC South such as sales, marketing, legal, accounting, and information systems support. Included in selling, general and administrative expenses of NCC South is $5,459,000 representing the amount of such corporate expenses allocated to NCC South. This allocation was based on the ratio of NCC South's sales to the total sales of NCC L.P.

     As stated in Note 2 to the financial statements of NCC L.P., the Partnership maintained a $75 million revolving credit facility, borrowings under which were limited to specified percentages of eligible accounts receivable and inventory, as defined (the "borrowing base"). Borrowings under this facility of $33,418,000 included in long-term debt of NCC South reflect the amount of such borrowings allocated to NCC South based on the ratio of its borrowing base to the total borrowing base of the Partnership.

     Interest expense of $3,303,000 represents interest on the average monthly allocated borrowings under the revolving credit facility and interest on other debt related specifically to NCC South.

     The above allocations may not necessarily reflect the amount of such expenses and debt that NCC South would have incurred if it had operated as a separate entity.

                         SOUTHERN DIVISIONS OF NCC L.P.
                             UNAUDITED BALANCE SHEET
                                FEBRUARY 26, 1994
                             (amounts in thousands)




ASSETS
Current assets:
  Receivables, net of allowance of $1,604                      $28,122
  Merchandise inventories (at FIFO)                             17,518
  Prepaid expenses                                                 531
                                                                ------
Total current assets                                            46,171

Property and equipment, net                                      6,927

Other assets                                                     1,642
                                                                ------
Total assets                                                   $54,740
                                                                ------
                                                                ------

LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses                        $13,040
  Current portion of long-term debt                                392
                                                                ------
 Total current liabilities                                      13,432

Long-term liabilities:
  Borrowings under line of credit                               26,888
  Other long-term debt                                           2,020
                                                                ------
Total liabilities                                               42,340

Partners' equity                                                12,400
                                                                ------
Total liabilities and partners equity                          $54,740
                                                               -------
                                                               -------



SEE ACCOMPANYING NOTES.

                         SOUTHERN DIVISIONS OF NCC L.P.
                        UNAUDITED STATEMENT OF OPERATIONS
                         QUARTER ENDED FEBRUARY 26, 1994
                             (Amounts in thousands)





Net sales                                                    $ 132,559

Cost of sales                                                  123,971
                                                               -------

Gross profit                                                     8,588

Selling, general and administrative expenses                    10,914
                                                                ------

Loss from operations                                            (2,326)

Interest expense, net                                              695
                                                                ------

Net loss                                                     $  (3,021)
                                                             ---------
                                                             ---------




SEE ACCOMPANYING NOTES.

                         SOUTHERN DIVISIONS OF NCC L.P.
                        UNAUDITED STATEMENT OF CASH FLOWS
                         QUARTER ENDED FEBRUARY 26, 1994
                             (amounts in thousands)



OPERATING ACTIVITIES
Net loss                                              $         (3,021)
Adjustments:
  Depreciation and amortization                                    290
  Gain in sale of Birmingham assets                               (400)
  Changes in assets and liabilities
   net of effect of the sale of Birmingham assets:
    Receivables                                                   (404)
    Merchandise inventories                                     10,609
    Accounts payable and accrued expenses                           37
    Other                                                         (135)
                                                          ------------
  Net cash provided by operating activities                      6,976
                                                          ------------
INVESTING ACTIVITIES
Proceeds from the sale of Birmingham assets                      4,000
Purchases of property and equipment                                (98)
                                                          ------------
Net cash provided by investing activities                        3,902
                                                          ------------

FINANCING ACTIVITIES
Net repayments under line of credit                             (6,530)
Effect of allocation of partnership debt
  in connection with sale to Eli Witt                           (3,784)
Principal payments on other long-term debt                        (564)
                                                          ------------
Net cash used in financing activities                          (10,878)
                                                          ------------

Net decrease in cash and equivalents                                --
Cash at beginning of period                                         --
                                                          ------------
Cash at end of period                                 $             --
                                                          ------------
                                                          ------------

Supplemental Cash Flow Information:
  Interest paid                                       $            695
                                                          ------------
                                                          ------------


SEE ACCOMPANYING NOTES.

                         SOUTHERN DIVISIONS OF NCC L.P.
                                FEBRUARY 26, 1994
                          NOTES TO FINANCIAL STATEMENTS
                             (amounts in thousands)




1. The accompanying unaudited financial statements reflect the Southern Divisions of NCC L.P. ("NCC South") which were sold to The Eli Witt Company on April 25, 1994. These statements have been prepared in conformity with the standards of accounting measurement set forth in Accounting Principles Board Opinion No. 28 and any amendments thereto adopted by the Financial Accounting Standards Board. Also, the financial statements have been prepared in accordance with the accounting policies stated in NCC L.P.'s 1993 audited financial statements included herein, except for merchandise inventories which have been valued using the first-in, first-out method, and should be read in conjunction with those Notes to Financial Statements. All adjustments which are, in the opinion of management, necessary for a fair presentation of results for the interim period have been reflected.

     The results of operations for the quarter ended February 26, 1994 are not necessarily indicative of the results to be expected for the full year.

2. The Corporate office of NCC L.P. provided certain services to NCC South such as sales, marketing, legal, accounting and information systems support. Included in selling, general and administrative expenses of NCC South is $1,253 representing the amount of such corporate expenses allocated to NCC South.

     NCC L.P. maintained a $75 million revolving credit facility, borrowings under which were limited to specified percentages of eligible accounts receivable and inventory, as defined (the "borrowing base"). Borrowings under this facility of $26,880 are included in long term debt of NCC South and reflect the amount of such borrowings allocated to NCC South based on the ratio of its borrowing base to the total borrowing base of the Partnership.

     Interest expense of $695 represents interest on the average monthly allocated borrowings under the revolving credit facility and interest on other debt related specifically to NCC South.

     The above allocations may not necessarily reflect the amount of such expenses and debt that NCC South would have incurred if it had operated as a separate entity.

3. In February 1994 the assets of the NCC South Division located in Birmingham, Alabama were sold to an unaffiliated company for cash payment of approximately $4 million. In connection with the sale of these assets, a gain of approximately $400,000 was recognized by NCC L.P.

                               CULBRO CORPORATION
                    UNAUDITED PRO FORMA FINANCIAL INFORMATION
                                  INTRODUCTION

     The following unaudited pro forma financial information gives effect to the acquisition of the Southern Divisions of NCC L.P. ("NCC South") by The
Eli Witt Company ("Eli Witt"), a subsidiary of Culbro Corporation (the "Corporation") which occurred on April 25, 1994. Prior to this acquisition, the Corporation owned 85% of the outstanding common stock of Eli Witt, and the former shareholders of Certified Grocers of Florida, Inc. ("Certified Grocers") held 15% of the outstanding common stock of Eli Witt which they received in connection with Eli Witt's acquisition of Certified Grocers in 1993. In connection with the acquisition of NCC South, NCC L.P. ("NCC") and one of its partners, MS Distribution, Inc. ("MSD"), received approximately 38% of the outstanding common stock of Eli Witt. The Corporation retained a 50.1% ownership in the common stock of Eli Witt, and the former shareholders of Certified Grocers now hold the remaining 12% of the outstanding common stock of Eli Witt. In connection with the issuance of Eli Witt common stock to MSD, the Corporation entered into a Shareholders Agreement with MSD. This agreement contains certain provisions ("governance provisions") which state that all significant transactions by Eli Witt, including incurrence of debt, acquisitions, material contracts, the sale of assets, stock issuance, changes in Eli Witt's charter and by-laws, and capital expenditures, require prior approval by MSD. The Corporation continues to manage the operations of Eli Witt, however, as a result of the governance provisions, the Corporation no longer exercises effective control over Eli Witt. Additionally, the Corporation and its investor partners intend to proceed with a public offering of the common stock of Eli Witt in due course. Therefore, due to the loss of control and the likelihood that the Corporation's ownership of 50.1% of Eli Witt's outstanding common stock is temporary, Eli Witt will be deconsolidated from the Corporation's financial statements as of the transaction date and will be accounted for under the equity method.

     Concurrent with the acquisition of NCC South by Eli Witt, the Corporation issued subordinated debt to MSD for proceeds of $12 million. The subordinated debt has a face value of $15 million, is due in August 1998, and accrues interest at 10% per annum. No interest payments are required before the maturity date. At the maturity date, the subordinated debt and all accrued and unpaid interest is mandatorily exchangeable into mandatorily redeemable
Series B preferred stock in Eli Witt currently held by the Corporation.

     The historical statements of operations of NCC South included in the pro forma presentation are for its fiscal year ended November 27, 1993 and its fiscal quarter ended February 26, 1994. The historical balance sheet of NCC South included in the pro forma presentation is as of February 26, 1994. The following unaudited pro forma combined statements of operations of the Corporation assume that the transaction was completed at the beginning of the respective periods presented. The following unaudited pro forma combined balance sheet of the Corporation assumes the transaction had been completed as of the balance sheet date. The deconsolidation of Eli Witt is reflected in the following unaudited pro forma balance sheet and statements of operations.

     These unaudited pro forma statements may not necessarily reflect the Corporation's results of operations which would have been obtained if the acquisition had been completed at the beginning of the fiscal periods presented. The pro forma financial statements should be read in conjunction with the Corporation's financial statements included under Item 7 of the Corporation's 1993 Form 10K.

                               CULBRO CORPORATION
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED NOVEMBER 27, 1993
                  (dollars in thousands except per share data)


                                                                    Historical                            Pro Forma
                                                           ----------------------------        -----------------------------
                                                                             Southern
                                                                             Divisions
                                                             Culbro         of NCC L.P.        Adjustments        Combined
                                                           ----------       -----------        -----------       -----------
Net sales and other revenue                              $1,364,576          $635,514      $(1,830,610)  (1)      169,480

Cost and expenses:
 Cost of goods sold                                       1,219,742           594,000       (1,706,265)  (1)      107,478
 Selling, general and
  adminstrative expenses                                    126,055            45,664         (120,711)  (1)       51,007
                                                           --------           -------         --------             ------
Operating profit (loss)                                      18,779            (4,150)          (3,634)            10,995
 Equity in net loss of Centaur
  Communications, Ltd.                                          290                --               --                290
 Equity in income (loss) of Eli Witt                             --                --               --   (2)           --
 Fees on sales of accounts receivable                           476                --               --                476
 Interest expense, net                                       14,411             3,256          (10,254)  (1)        8,964
                                                                                                 1,551   (3)
                                                             ------             -----          -------              -----
 Income (loss) before income taxes                            3,602            (7,406)           5,069              1,265
 Income tax provision                                         1,877                --             (777)  (4)        1,100
                                                             ------             -----          -------              -----
 Income (loss) before cumulative
  effect of accounting change                                 1,725            (7,406)           5,846                165
 Accretion of preferred stock of Eli Witt                      (705)               --              705   (1)           --
                                                              -----             -----          -------              -----
 Income available to common shareholders
  before cumulative effect of accounting change            $  1,020          $ (7,406)        $  6,551            $   165
                                                            -------           -------          -------             ------
                                                            -------           -------          -------             ------
 Income per common share before effect
  of accounting change                                      $  0.24                                                $ 0.04
                                                             ------                                                 -----
                                                             ------                                                 -----

 Average common shares outstanding                        4,308,000                                             4,308,000
                                                          ---------                                             ---------
                                                          ---------                                             ---------

SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.

                               CULBRO CORPORATION
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         QUARTER ENDED FEBRUARY 26, 1994
                  (dollars in thousands except per share data)


                                                                  Historical                          Pro Forma
                                                         ----------------------------        -----------------------------
                                                                          Southern
                                                                          Divisions
                                                           Culbro         of NCC L.P.        Adjustments        Combined
                                                         ----------       -----------        -----------       -----------
Net sales and other revenues                             $  317,811       $   132,559      $  (416,448)  (1)      $33,922
Cost and expenses:
 Cost of goods sold                                         284,390           123,971         (388,011)  (1)       20,350
 Selling, general and
  adminstrative expenses                                     32,072            10,914          (30,533)  (1)       12,453
                                                            -------           -------         --------             ------
Operating profit (loss)                                       1,349            (2,326)           2,096              1,119
 Equity in income (loss) of Eli Witt                             --                --               --   (2)           --
 Equity in net (income) of Centaur                              (50)               --               --                (50)
 Interest expense, net                                        3,356               695           (2,167)  (1)        2,274
                                                                                                   390   (3)
                                                             ------            ------           ------             ------
 (Loss) before income tax benefit                            (1,957)           (3,021)           3,873             (1,105)
 Income tax (benefit)                                        (1,155)               --              713   (4)         (442)
                                                             ------            ------           ------             ------
 Net loss                                                      (802)           (3,021)           3,160               (663)
 Accretion of preferred stock of Eli Witt                      (247)               --              247   (1)           --
                                                             ------            ------           ------             ------
 Net (loss) available to common shareholders             $   (1,049)      $    (3,021)     $     3,407            $  (663)
                                                             ------            ------           ------             ------
                                                             ------            ------           ------             ------

 Net (loss) per common share                             $    (0.24)                                              $ (0.15)
                                                             ------                                                ------
                                                             ------                                                ------

 Average common shares outstanding                        4,308,000                                             4,308,000
                                                          ---------                                             ---------
                                                          ---------                                             ---------

SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.

                               CULBRO CORPORATION
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                FEBRUARY 26, 1994
                  (dollars in thousands except per share data)


                                                                  Historical                          Pro Forma
                                                         ----------------------------        -----------------------------
                                                                          Southern
                                                                          Divisions
ASSETS                                                     Culbro         of NCC L.P.        Adjustments        Combined
                                                         ----------       -----------        -----------       -----------
Current Assets
 Cash                                                      $  5,244        $       47        $  (4,606)  (1)      $   685
 Receivables, net                                            68,624            23,686          (74,491)  (1)       17,819
 Inventories                                                116,185            17,253          (59,766)  (1)       73,672
 Other current assets                                         6,077             2,543           (4,321)  (1)        4,299
                                                            -------            ------          -------             ------
Total current assets                                        196,130            43,529         (143,184)            96,475

 Property and equipment, net                                113,137             6,467          (41,640)  (1)       77,964
 Real Estate held for sale or lease, net                     35,076                --               --             35,076
 Investment in Preferred Stock of Eli Witt                       --                --           15,000   (2)       15,000
 Investment in real estate joint ventures                     8,099                --               --              8,099
 Other assets                                                24,526             1,290             (712)  (1)       25,104
 Intangible assets                                           21,248                --           (1,779)  (1)       19,469
                                                            -------            ------          -------            -------
 Total assets                                              $398,216        $   51,286        $(172,315)          $277,187
                                                            -------            ------         --------            -------
                                                            -------            ------         --------            -------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
 Accounts payable and accrued liabilities                  $ 61,865        $   15,294        $ (55,601)  (1)     $ 21,558
 Long-term debt due within one year                          15,082               359           (5,511)  (1)        9,930
 Income taxes                                                    75                --               --                 75
                                                             ------            ------           ------           --------
Total current liabilities                                    77,022            15,653          (61,112)            31,563

 Long-term debt                                             166,963            26,115          (86,656)  (1)      106,422
 Deferred income taxes                                        4,075                --           (2,720)  (1)        1,355
 Other noncurrent liabilities                                30,068                --           (2,057)  (1)       28,011
                                                            -------            ------          -------            -------
Total liabilities                                           278,128            41,768         (152,545)           167,351
                                                            -------                                               -------

Minority interest                                            10,252                --          (10,252)  (1)           --
                                                            -------

Partners Equity                                                  --             9,518           (9,518)  (1)           --

Shareholders' Equity
Common stock                                                  4,549                --               --              4,549
Capital in excess of par value                               13,296                --               --             13,296
Retained earnings                                            97,296                --               --             97,296
                                                            -------                                               -------
                                                            115,141                                               115,141
Less - Common stock in Treasury                              (5,305)               --               --             (5,305)
                                                            -------                                               -------
Total shareholders' equity                                  109,836                --               --            109,836
                                                            -------           -------          -------            -------
Total liabilities, minority interest
 and Shareholders'/Partners equity                         $398,216        $   51,286        $(172,315)          $277,187
                                                            -------           -------          -------            -------
                                                            -------           -------          -------            -------

SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION.

                               CULBRO CORPORATION
                NOTES TO UNAUDITED COMBINED PRO FORMA INFORMATION


(1) To reflect the deconsolidation of Eli Witt and to account for the Corporation's 50.1% common stock ownership of Eli Witt on the equity method.

(2) The investment in Eli Witt reflected on the Corporation's pro forma balance sheet reflects the Eli Witt Series B preferred stock held by the Corporation which is mandatorily exchangeable into the $15 million subordinated debt of Culbro held by MS Distribution, Inc.
     Eli Witt is in a common deficit position, and as such, the Corporation's investment in Eli Witt's common stock is reflected as zero on the pro forma balance sheet. Accordingly, the Corporation will not recognize its share of any future profits or losses of Eli Witt until Eli Witt's common deficit is eliminated.

(3) To reflect the change in the Corporation's interest expense as a result of the issuance of the subordinated debt to MS Distribution, Inc.. The Corporation used the proceeds to reduce debt under its 9.7% Senior Notes and its Credit Agreement.

(4)  To reflect a revised income tax provision/(benefit).

(5) In 1993, the Corporation recorded a net charge of $9.2 million for the cumulative effect of the adoption of Statement of Financial Accounting Standards ("SFAS") No. 106, "Employers' Accounting for Post-retirement Benefits Other Than Pensions". On a consolidated basis the Corporation elected to immediately recognize the cumulative effect of this accounting change. The Eli Witt Company, as a separate company, elected to amortize its adoption liability over twenty years. As a result of the deconsolidation of Eli Witt, $3.1 million of the initial net charge ($5.1 million pretax charge offset by a $2.0 million deferred tax benefit) recorded by the Corporation related to Eli Witt is no longer required to be included in the Corporation's accounts. The Corporation will adjust the amount initially recorded for its adoption of SFAS No. 106 in the current year. This adjustment is not reflected in the accompanying combined pro forma statements.